As filed with the Securities and Exchange Commission on November 6, 2015.

Registration No. 333-207411

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SQUARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7372	80-0429876
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1455 Market Street, Suite 600

San Francisco, CA 94103

(415) 375-3176

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jack Dorsey

Chief Executive Officer

Square, Inc.

1455 Market Street, Suite 600

San Francisco, CA 94103

(415) 375-3176

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven E. Bochner David J. Segre Tony Jeffries Calise Y. Cheng Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 Telephone: (650) 493-9300 Facsimile: (650) 493-6811	David C. Karp Ronald C. Chen Gordon S. Moodie Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000	Dana R. Wagner Sydney B. Schaub Tait O. Svenson Square, Inc. 1455 Market Street, Suite 600 San Francisco, California 94103 Telephone: (415) 375-3176 Facsimile: (855) 204-8795	William H. Hinman, Jr. Daniel N. Webb Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 Telephone: (650) 251-5000 Facsimile: (650) 251-5002

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer ☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Class A common stock, $0.0000001 par value per share	31,050,000	$13.00	$403,650,000.00	$40,647.56

(1)	Includes the additional shares that the underwriters have the right to purchase from the Registrant.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to Form S-1 Registration Statement is being filed solely to file Exhibit 1.1. This Amendment does not modify any provision of the prospectus that forms a part of the Form S-1, and accordingly Part I has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, upon the completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the exchange listing fee.

Amount to be Paid
SEC registration fee	$40,648
FINRA filing fee	61,048
NYSE listing fee	250,000
Printing and engraving expenses	450,000
Legal fees and expenses	4,000,000
Accounting fees and expenses	1,400,000
Transfer agent and registrar fees	14,400
Miscellaneous expenses	783,904

Total	$7,000,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

On the completion of this offering, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation will include provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant to be in effect upon the completion of this offering provide that:

•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant is not obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (Securities Act).

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities.

Common Stock Issuances

In July 2015, the Registrant sold 3,777 shares of its common stock, in consideration for services previously rendered by a deceased employee, to a beneficiary of the employee, at a purchase price of approximately $0.01 per share, for an aggregate purchase price of approximately $37.77.

Preferred Stock Issuances

From July 2012 through September 2012, the Registrant sold an aggregate of 20,164,210 shares of its Series D convertible preferred stock to 21 accredited investors at a purchase price of approximately $11.014 per share, for an aggregate purchase price of approximately $222.1 million.

From September 2014 through October 2015; the Registrant sold an aggregate of 11,640,347 shares of its Series E convertible preferred stock to 12 accredited investors at a purchase price of approximately $15.46345 per share, for an aggregate purchase price of approximately $180.0 million.

Option and RSU Issuances

Since June 1, 2012, the Registrant granted to its directors, officers, employees, consultants, and other service providers options to purchase an aggregate of 119,745,206 shares of its common stock under its equity compensation plans at exercise prices ranging from approximately $2.728 to $15.39 per share.

Since June 1, 2012, the Registrant granted to its directors, officers, employees, consultants, and other service providers an aggregate of 1,025,000 restricted stock units to be settled in shares of its common stock under its equity compensation plans.

Warrants

Since June 1, 2012, the Registrant issued to one accredited investor warrants to purchase an aggregate of 15,761,570 shares of its common stock at exercise prices ranging from $11.01 to $14.37 per share, for an aggregate purchase price of approximately $194.7 million.

Shares Issued in Connection with Acquisitions

Since June 1, 2012, the Registrant issued an aggregate of 12,157,347 shares of its common stock in connection with acquisitions of certain companies or their assets and as consideration to individuals and entities who were former service providers and/or stockholders of such companies. In connection with the Registrant’s acquisitions of four companies, the Registrant issued shares to 3, 11, 27, and 12 individuals or entities, respectively. In each of these transactions recipients of shares represented to the Registrant that they are “accredited investors,” as defined in Regulation D promulgated under Section 4(a)(2) of the Securities Act, formerly Section 4(2), or that they have appointed a purchaser representative (as defined in Rule 501(h)). In connection with the Registrant’s acquisitions of certain assets, the Registrant issued shares to one entity in each instance. The Registrant believes that each recipient of shares was sophisticated and capable of understanding and evaluating the risks of acquiring the Registrant’s securities.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes the offers, sales, and issuances of the above securities, including the transaction described under the title “Common Stock Issuances,” were exempt from registration under the Securities Act by virtue of Section 4(a)(2), formerly 4(2), of the Securities Act, because the issuance of securities to the recipients did not involve a public offering, or were offered in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant or otherwise, to information about the Registrant. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 6th day of November, 2015.

SQUARE, INC.

By:	/s/ Jack Dorsey
Jack Dorsey
President, Chief Executive Officer, and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack Dorsey Jack Dorsey	President, Chief Executive Officer, and Chairman (Principal Executive Officer)	November 6, 2015

/s/ Sarah Friar Sarah Friar	Chief Financial Officer (Principal Accounting and Financial Officer)	November 6, 2015

* Roelof Botha	Director	November 6, 2015

* Earvin Johnson	Director	November 6, 2015

* Vinod Khosla	Director	November 6, 2015

* Jim McKelvey	Director	November 6, 2015

* Mary Meeker	Director	November 6, 2015

* Ruth Simmons	Director	November 6, 2015

* Lawrence Summers	Director	November 6, 2015

* David Viniar	Director	November 6, 2015

* By:	/s/ Jack Dorsey
Jack Dorsey
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1**	Restated Certificate of Incorporation of the Registrant, as amended, as currently in effect.

3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.

3.3**	Bylaws of the Registrant, as currently in effect.

3.4**	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.

4.1**	Form of Class A common stock certificate of the Registrant.

4.2**	Fifth Amended and Restated Investors’ Rights Agreement among the Registrant and certain holders of its capital stock, dated as of September 9, 2014.

4.3**	Warrant to purchase shares of convertible preferred stock issued to TriplePoint Capital LLC, dated as of March 17, 2010.

4.4**	Warrant to purchase shares of common stock issued to Starbucks Corporation, dated as of August 7, 2012, as amended on September 30, 2013.

5.1**	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1+**	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.2+**	Square, Inc. 2015 Equity Incentive Plan and related form agreements.

10.3+**	Square, Inc. 2015 Employee Stock Purchase Plan and related form agreements.

10.4+**	Square, Inc. 2009 Stock Plan and related form agreements.

10.5+**	Square, Inc. Executive Incentive Compensation Plan.

10.6+**	Square, Inc. Outside Director Compensation Policy.

10.7+**	Form of Change of Control and Severance Agreement between the Registrant and certain of its executive officers.

10.8+**	Offer Letter between the Registrant and Jack Dorsey, dated as of October 1, 2015.

10.9+**	Offer Letter between the Registrant and Sarah Friar, dated as of October 1, 2015.

10.10+**	Offer Letter between the Registrant and Dana Wagner, dated as of October 1, 2015.

10.11+**	Offer Letter between the Registrant and Françoise Brougher, dated as of October 1, 2015.

10.12+**	Offer Letter between the Registrant and Alyssa Henry, dated as of October 1, 2015.

10.13**	Office Lease by and between the Registrant and Hudson 1455 Market, LLC, dated as of October 17, 2012, as amended on March 22, 2013, January 22, 2014, and June 6, 2014.

10.14**	Revolving Credit Agreement dated as of November 2, 2015 among the Registrant, the Lenders Party Thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.15#**	Master Development and Supply Agreement by and between the Registrant and TDK Corporation, dated as of October 1, 2013.

10.16#**	Master Manufacturing Agreement by and between the Registrant and Cheng Uei Precision Industry Co., Ltd., dated as of June 27, 2012.

10.17#**	ASIC Development and Supply Agreement by and between the Registrant, Semiconductor Components Industries, LLC (d/b/a ON Semiconductor) and ON Semiconductor Trading, Ltd, dated as of March 25, 2013.

21.1**	List of subsidiaries of the Registrant.

Exhibit Number	Description

23.1**	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1**	Power of Attorney (see the signature page of the original filing of this Registration Statement on Form S-1).

**	Previously filed.
+	Indicates management contract or compensatory plan.
#	Confidential treatment has been requested as to certain portions of this exhibit, which portions have been omitted and submitted separately to the Securities and Exchange Commission.